Exhibit T3-D1

Mexico, Federal District, 28th of June, 2007.

HAVING VIEWED to judge preliminarily the case in file number 107/2006-I combined, related to the concurso mercantil proceeding in the conciliation phase of GRUPO IUSACELL CELULAR, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE, with respect to the approval or non-approval of the agreement, and

INASMUCH AS:

FIRST. Through a decision dated October 3, 2006, this District Court declared the company GRUPO IUSACELL CELULAR, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE in concurso mercantil, and it opened the conciliation phase; and the Instituto Federal de Especialistas de Concursos Mercantiles was ordered to appoint a specialist to perform the functions of Conciliator, under the terms of Article 43, Sections IV and V of the Mexican Business Reorganization Act (Ley de Concursos Mercantiles).

SECOND. The appointed Conciliator, among other activities, instituted the steps for the allowance of credits under the terms of Articles 121, 123 and 128 of the Mexican Business Reorganization Act, and on January 19, 2007, a decision was issued on the allowance, classification, and prioritization of credits.

THIRD. An agreement signed by the company and several recognized creditors were presented for court approval, under the terms of Articles 148 and 161 of the Mexican Business Reorganization Act.

FOURTH. Pursuant to the provisions of Article 162 of the aforementioned law, the aforementioned agreement and its summary were made available to all recognized creditors, for a five-day period, in order for: a) The recognized creditors in different classes, who it is indicated did sign the agreement, if applicable submit their objections in relation to the authenticity of the statement of their consent; and b) The unsecured recognized creditors who did not sign to exercise their right of veto.

The creditors refrained from making objections or casting a veto to the aforementioned terms.

Inasmuch as it corresponded to the state of the proceeding, a summons was issued to hear the interlocutory order.

WHEREAS:

FIRST. The purpose of the conciliation phase is to achieve the permanence of the company’s business through an agreement signed with its recognized creditors, pursuant to Article 3 of the Mexican Business Reorganization Act. Therefore, in order to conclude the proceeding, an agreement must be approved by the court, signed by the company and the creditors representing the class and amount ordered in the law itself (in which furthermore, the rights of all creditors are respected, including non-signatories), for which reason prior to its

1

approval it must be reviewed officially to ensure that the proposed agreement meets all the requirements pursuant to Article 262 and Title Five of the above-referenced law.

SECOND. This judgment is rendered taking into consideration who the company’s recognized creditors were, the amount of the credit and the class for which each of them, is recognized (under the terms of the allowance), classification and prioritization of credits, taking into consideration that pursuant to number 157 of the Mexican Business Reorganization Act, the agreement must, to be effective, always be signed by the company, as well as its creditors (the latter representing the percentage of liabilities and the classes ordered by the article itself). To determine the effectiveness of the vote of the creditors, it is necessary to take into consideration who was classified in that decision as general creditors, creditors with a real guaranty and with special privilege; thereafter, obtain a single overall amount by adding the amount of the company’s liabilities that were allowed, both in favor of all the general creditors cited in the allowance, classification and prioritization of credits decision, and in favor of those creditors with a real guaranty and with a special privilege that did sign the agreement. Once the total amount of the liabilities that should be considered is established, fifty percent of that amount must be calculated, given that the signatory creditors also, whether belonging to one or several of the aforementioned classes, must be holders of credits whose amount sums to more than such percentage.

THIRD. Of the evidence in the record, and specifically the text of the allowance, classification and prioritization of credits, it is determined that in order to establish the amount of credits that favor the agreement, the allowed common creditors, whose names and amounts are below, must be taken into consideration:

Credit Number	Name of the Creditor	Amount in UDIs
76	Iusacell, S.A. de C.V.	2,361,232,912.60
77	SOS Telecomunicaciones, S.A. de C.V.	5,143,111.84
78	Iusacell PCS de México S.A. de C.V.	41,527,996.00
79	Iusacell, S.A. de C.V.	105,024,793.67
80	Infotelecom, S.A. de C.V.	2,705,741.32
81	Iusanet, S.A. de C.V.	10,352,408.15
82	Inmobiliaria Montes Urales 460, S.A. de C.V.	1,534,886.45
83	Iusacell PCS S.A. de C.V.	25,120,932.94
84	Iusacell PCS de México S.A. de C.V.	19,056,604.92
85	Iusacell Arrendadora, S.A. de C.V.	76,843.68
86	Iusacell Infraestructura de México S.A. de C.V.	11,459.69
87	Vilaram, S.A. de C.V.	1,837,612.20
88	Vilaram, S.A. de C.V.	147,978.92
89	Vilaram, S.A. de C.V.	Pending Determination

With respect to creditors with a real guaranty whose credit amount must be added, by reason that, in addition to being allowed pursuant to the allowance, classification and priority of credits order dated January 19, 2007, as well as by an interlocutory order of June 21, 2007, (which resolved the incidental allowance of credits proceeding requested by BANCO SANTANDER CENTRAL HISPANO INTERNACIONAL), they also signed the agreement

2

submitted by the conciliator, and the following identification data and amounts are extracted from such documents:

No.	Name of the Creditor	Amount in UDIs
2	Bank of America, N.A.	245,120,393.98
3	Morgan Stanley Senior Funding, Inc.	88,191,197.77
4	Deutsche Bank AG	89,293,156.63
5	UBS AG, Stamford Branch	65,616,351.51
6	JPMorgan Chase Bank LATAM	53,852,037.39
7	Bear Stearns Bank PLC	21,160,736.99
8	Citibank N.A.	15,549,270.26
9	Marathon Special Opportunity Master	2,187,211.87
10	Bank of America, N.A.	98,001,146.77
11	Morgan Stanley Senior Funding, Inc.	35,226,613.56
12	Deutsche Bank AG	34,672,489.35
13	UBS AG, Stamford Branch	26,210,052.92
14	JPMorgan Chase Bank LATAM	21,511,282.37
15	Bear Stearns Bank PLC	9,448,064.48
16	Citibank N.A.	6,121,761.18
17	Marathon Special Opportunity Master	873,668.28
18	Bank Hapoalim BM	506,177.13
19	Bear Stearns Securities Corp	40,494.17
20	Bear Stearns Securities Corp	2,632,121.06
21	Bear Stearns Securities Corp	404,941.70
22	Bear Stearns Securities Corp	34,683,256.73
23	Bear Stearns Securities Corp	1,619,766.81
24	Merrill Lynch	202,470.85
25	Merrill Lynch	202,470.85
26	Merrill Lynch	404,941.70
27	Merrill Lynch	404,941.70
28	Merrill Lynch	202,470.85
29	Merrill Lynch	809,883.40
30	Citibank (Switzerland)	566,918.38
31	Citigroup Global Markets	445,435.87
32	First Clearing LLC	7,491,421.48
33	Investors Bank And Trust Co	11,743,309.34
34	Morgan Stanley DW Inc	242,965.02
35	Citibank, N.A.	6,074,125.52
36	HSBC Securities Inc	404,941.70
37	HSBC Securities	2,024,708.51
38	RBC Dominion Securities Inc.	303,706.28
39	Credit Suisse Securities (USA)	29,491,904.12
40	Pershing LLC	1,012,354.25
41	Citigroup Global Markets	13,160,605.30
42	Citigroup Global Markets	206,520.27
43	Scotia Capital Inc. ITF Javier Castellanos Ramírez	607,412.55
44	Pictet & Cie	4,049,417.01
45	UBS AG	1,214,825.10
46	Banco Santander (Suisse) SA	404,941.70
47	Bear Stearns Securities Corp	40,494.17
48	National Financial Services	101,235.43
49	JP Morgan Securities Limited	17,898,423.20
50	HSBC Private Bank (Luxembourg) SA	404,941.70

3

51	The Northern Trust Company	121,482.51
52	The Northern Trust Company	202,470.85
53	Union Bancaire Privee Geneva	182,223.77
54	Banca del Gottardo	728,895.06
55	Bank Hofmann AG	80,988.34
56	HSBC Private Bank (Suissa) SA	2,429,650.21
57	HSBC Private Bank (Suisse) SA	2,834,591.91
58	UBS AG	1,417,295.96
59	Deutsche Bank Securities Inc	202,470.85
60	Deutsche Bank Securities Inc	9,435,141.64
61	Standard Bank	18,586,824.10
62	UBS Financial Services Inc	911,118.83
63	UBS Financial Services Inc	404,941.70
64	UBS Financial Services Inc	3,644,475.31
65	State Street Bank & Trust Company	10,747,152.76
66	State Street Bank & Trust Company	283,459.19
67	Bank Leumi (Luxembourg) SA	121,482.51
68	JP Morgan Securities Limited	77,955,326.95
69	JP Morgan Securities Limited	161,976,680.58
70	Bear Stearns Securities Corp	404,941.70
71	UBS AG London	53,306,525.58
72	Goldman Sachs & Co	51,022,654.38
73	Goldman Sachs & Co	7,673,645.24
74	Goldman Sachs & Co	7,673,645.24
75 BIS	Banco Sandander Central Hispano Internacional	36,465,000.22

Likewise, it must be noted that the following are the creditors who did not sign the agreement:

Name of Creditor	Amount in UDIs
Wachovia Bank N.A., formerly First Union National Bank (in its capacity as Trustee)	18,594,922.93

4

                From the aforesaid it is concluded that the amount of credits that must be quantified to determine the percentage required for the validity of the agreement is the sum of the amounts of the aforementioned general credits which amount to $3,994,221,269.86 (Three Billion Nine Hundred Ninety-Four Million Two Hundred Twenty-One Thousand Two Hundred Sixty Nine UDIs and 86/100), add the total amount of the class or classes transcribed above). Therefore, fifty percent is the amount of $1,987,813,173.47 (One Billion Nine Hundred Eighty-Seven Million Eight Hundred Thirteen Thousand One Hundred Seventy-Three UDIs and 47/100), which amount must be exceeded by the amount held by the signatory creditors.

FOURTH. From a reading of the agreement being analyzed, it can be seen that it is signed by the participant in the concurso mercantil, GRUPO IUSACELL CELULAR, SOCIEDAD ANONIMA DE CAPITAL VARIABLE, through JOSÉ LUIS RIERA KINKEL and FERNANDO JOSÉ CABRERA GARCÍA, which agency they have duly proved in the record as contained in a resolution dated July 26, 2006. (page 62 combined)

It is also established that the agreement in reference was signed by several of the creditors in the preceding Preamble clause, who are identified below with their names and amounts:

CREDITS WITH REAL GUARANTY

No.	Name of the Creditor	Amount in UDIs
2	Bank of America, N.A.	245,120,393.98
3	Morgan Stanley Senior Funding, Inc.	88,191,197.77
4	Deutsche Bank AG	89,293,156.63
5	UBS AG, Stamford Branch	65,616,351.51
6	JPMorgan Chase Bank LATAM	53,852,037.39
7	Bear Stearns Bank PLC	21,160,736.99
8	Citibank N.A.	15,549,270.26
9	Marathon Special Opportunity Master	2,187,211.87
10	Bank of America, N.A.	98,001,146.77
11	Morgan Stanley Senior Funding, Inc.	35,226,613.56
12	Deutsche Bank AG	34,672,489.35
13	UBS AG Stamford Branch	26,210,052.92
14	JPMorgan Chase Bank LATAM	21,511,282.37
15	Bear Stearns Bank PLC	9,448,064.48
16	Citibank N.A.	6,121,761.18
17	Marathon Special Opportunity Master	873,668.28
18	Bank Hapoalim BM	506,177.13
19	Bear Stearns Securities Corp	40,494.17
20	Bear Stearns Securities Corp	2,632,121.06
21	Bear Stearns Securities Corp	404,941.70
22	Bear Stearns Securities Corp	34,683,256.73
23	Bear Stearns Securities Corp	1,619,766.81
24	Merrill Lynch	202,470.85
25	Merrill Lynch	202,470.85
26	Merrill Lynch	404,941.70
27	Merrill Lynch	404,941.70
28	Merrill Lynch	202,470.85

5

29	Merrill Lynch	809,883.40
30	Citibank (Switzerland)	566,918.38
31	Citigroup Global Markets	445,435.87
32	First Clearing LLC	7,491,421.48
33	Investors Bank And Trust Co	11,743,309.34
34	Morgan Stanley DW Inc	242,965.02
35	Citibank, N.A.	6,074,125.52
36	HSBC Securities Inc.	404,941.70
37	HSBC Securities	2,024,708.51
38	RBC Dominion Securities Inc	303,706.28
39	Credit Suisse Securities (USA)	29,491,904.12
40	Pershing LLC	1,012,354.25
41	Citigroup Global Markets	13,160,605.30
42	Citigroup Global Markets	206,520.27
43	Scotia Capital Inc. ITF Javier Castellanos Ramirez	607,412.55
44	Pictet & Cie	4,049,417.01
45	UBS AG	1,214,825.10
46	Banco Santander (Suisse) SA	404,941.70
47	Bear Stearns Securities Corp	40,494.17
48	National Financial Services	101,235.43
49	JP Morgan Securities Limited	17,898,423.20
50	HSBC Private Bank (Luxembourg) SA	404,941.70
51	The Northern Trust Company	121,482.51
52	The Northern Trust Company	202,470.85
53	Union Bancaire Privee Geneva	182,223.77
54	Banca del Gottardo	728,895.06
55	Bank Hofmann AG	80,988.34
56	HSBC Private Bank (Suisse) SA	2,429,650.21
57	HSBC Private Bank (Suisse) SA	2,834,591.91
58	UBS AG	1,417,295.96
59	Deutsche Bank Securities Inc	202,470.85
60	Deutsche Bank Securities Inc	9,435,141.64
61	Standard Bank	18,586,824.10
62	UBS Financial Services Inc	911,118.83
63	UBS Financial Services Inc	404,941.70
64	UBS Financial Services Inc	3,644,475.31
65	State Street Bank & Trust Company	10,747,152.76
66	State Street Bank & Trust Company	283,459.19
67	Bank Leumi (Luxembourg) SA	121,482.51
68	JP Morgan Securities Limited	77,955,326.95
69	JP Morgan Securities Limited	161,976,680.58
70	Bear Stearns Securities Corp	404,941.70
71	UBS AG London	53,306,525.58
72	Goldman Sachs & Co	51,022,654.38
73	Goldman Sachs & Co	7,673,645.24
74	Goldman Sachs & Co	7,673,645.24
75 BIS	Banco Santander Central Hispano Internacional	36,465,000.22

Likewise, it is noted that in terms of the writing recorded with number 7747, which appears at page 204 of the second volume of the combined concurso mercantil case, Gonzalo

6

Alarcón Iturbide, the legal representative of Banco Santander Central Hispano Internacional, stated that his constituent adhered to the agreement exhibited by the conciliator, and to that end he exhibits a notarized ratification, as can be seen in the appendix that he exhibited with the aforementioned writing.

UNSECURED CREDITS

Credit Number	Name of the Creditor	Amount in UDIs
76	Iusacell, S.A. de C.V.	2,361,232,912.60
77	SOS Telecomunicaciones, S.A. de C.V.	5,143,111.84
78	Iusacell PCS de México S.A. de C.V.	41,527,996.00
79	Iusacell, S.A. de C.V.	105,024,793.67
80	Infotelecom, S.A. de C.V.	2,705,741.32
81	Iusanet, S.A. de C.V.	10,352,408.15
82	Inmobiliaria Montes Urales 460, S.A. de C.V.	1,534,886.45
83	Iusacell PCS S.A. de C.V.	25,120,932.94
84	Iusacell PCS de México S.A. de C.V.	19,056,604.92
85	Iusacell Arrendadora, S.A. de C.V.	76,843.68
86	Iusacell Infraestructura de México S.A. de C.V.	11,459.69
87	Vilaram, S.A. de C.V.	1,837,612.20
88	Vilaram, S.A. de C.V.	147,978.92
89	Vilaram, S.A. de C.V.	Pending Determination

In view of the fact that the signatory creditors correspond to the classes required by Article 157 of the Mexican Business Reorganization Act and they hold credits in the amount of $3,975,626,346.93 (Three Billion Nine Hundred Seventy-Five Million Six Hundred Twenty-Six Thousand Three Hundred and Forty-Six UDIs and 93/100), the amount of credits of only the signatory creditors representing 99.53%, percent it is concluded that that amount exceeds fifty percent of the amount of all credits that are calculated to determine the effectiveness of the agreement, the requirements for approval thereof are met.

Now then, in terms of the Vilaram, Sociedad Anónima de Capital Variable credit pending determination, under the terms of the agreement, because it is an unsecured credit, the company was obligated to pay all the quantification of that credit, after applying the corresponding forgiveness and grace period, it being noted that that creditor also ratified the agreement in all its terms as can be seen from the ratification made by notary public number 50 of the Federal District, which is attached with the concurso mercantil agreement.

FIFTH. Despite the fact that we are faced with an agreement signed by both the company and the majority of credits necessary to approve it, number 164 of the Mexican Business Reorganization Act orders this jurisdictional body to verify that the agreement meets all the requirements of the Chapter of Title Five of the law itself. The proposed agreement makes reference to the payment of all the types of credits that were allowed, as ordered by number 153 of the Mexican Business Reorganization Act.

7

Indeed, with respect to the recognized credit of the conciliator ENRIQUE ESTRELLA MENENDEZ, consisting of his fees, it must be noted that the final agreement exhibited in the case establishes the manner in which payment shall be made with respect to the aforementioned credit, Clause Fourteenth indicates the following:

FOURTEENTH. The parties agree that the fees of the CONCILIATOR shall be paid once the Court approves his report within the CONCURSO MERCANTIL.

For their part, insofar as the unsecured credits, the concurso mercantil agreement establishes for them a forgiveness of all interest owed to them to date, regular and arrears, and 90% ninety percent of the principal, plus a ten-year grace period for payment of the principal, converted into UDIs, as noted in Clause Ninth which establishes the following:

NINTH. The rest of the CREDITORS, who are unsecured in nature, take a forgiveness on all the interest which is owed to them to date, regular and arrears, and on 90% of the capital, plus a grace period of ten years for payment of the principal, converted into UDIs.

With respect to the credits with a real guaranty who have not signed the agreement, in this case Clause Eighth of the aforementioned agreement establishes the following:

EIGHTH. With respect to the COMPANY’s recognized creditors with a real guaranty who do not sign this AGREEMENT, based on the MEXICAN BUSINESS REORGANIZATION ACT the parties state and agree the following:

8.1         Under the terms of Article 157 of Mexican Business Reorganization Act, the concurso mercantil agreement will be effective once signed by the COMPANY and its recognized creditors with a real guaranty representing more than 50% of the sum of the amount allowed for all such creditors in virtue of the fact that it constitutes payment of the amount of the OLD GUARANTIES.

This AGREEMENT is signed by the COMPANY and, as the COMPANY evidenced in its representations, by more than 50% of the amount allowed for all its creditors with a real guaranty.

8.2         Pursuant to the provisions of the MEXICAN BUSINESS REORGANIZATION ACT, recognized creditors with a real guaranty who do not sign the AGREEMENT shall lose their rights with respect to the OLD GUARANTIES and the right to execute them and they shall be deemed paid in virtue of the fact that this AGREEMENT stipulates that the NEW 2011 BONDS and the NEW 2012 BONDS constitute payment of the amount of their OLD GUARANTIES.

8.3         The COMPANY’s recognized creditors with a real guaranty who do not sign the AGREEMENT had their credits guarantied with the OLD GUARANTIES. The parties agree that the OLD GUARANTIES has for each one of its creditors, the same value as each one of them shall obtain through the restructuring of their credits agreed to in this AGREEMENT, pursuant to the following:

8.3.1.     The OLD GUARANTIES are indivisible, inasmuch as they are a general mortgage on all the assets of the COMPANY and a lien on the shares and trademarks owned by the COMPANY, wherefore, their disposal requires at least the consent of the majority of the IDENTIFIED DEBTS.

8.3.2      The transactions agreed in this AGREEMENT imply, among other things, the cancellation of the OLD GUARANTIES (for which the recognized creditors with a real

8

guaranty are responsible) in exchange for the issuance of the NEW 2011 BONDS and the NEW 2012 BONDS and the establishment of the new guaranties cited in Clause Seventh of this AGREEMENT (for which the COMPANY is responsible).

8.3.3      The transactions contained within the AGREEMENT represent the best arrangement possible for all recognized creditors with a real guaranty.

Also for the majority of creditors with a real guaranty and creditors of the OLD GUARANTIES (who specifically are the CREDITORS), the transactions contained in this AGREEMENT represent their best arrangement possible with respect to the COMPANY.

8.3.4      Therefore, the highest value possible for the OLD GUARANTIES is that which is obtained by execution of the transactions contained in the AGREEMENT, that is to say, through its extinguishment in exchange for the issuance of the NEW 2011 BONDS and the NEW 2012 BONDS and the establishment of new guaranties under the terms of the provisions of Clause Seventh of this AGREEMENT.

8.4         Under the terms of the aforesaid, the COMPANY shall pay recognized creditors with a real guaranty the highest possible value for the OLD GUARANTIES through the cancellation of their allowed debts, the issuance in their favor of the NEW 2011 BONDS and the NEW 2012 BONDS and the establishment in their favor of the new guaranties described in Clause Seventh of this AGREEMENT.

8.5         Therefore, the transactions contained in this AGREEMENT shall take effect for all recognized creditors with a real guaranty, including for those who do not sign it, from the effective date of this AGREEMENT.

From the aforesaid it can be seen that with respect to the credits with a real guaranty, their old payment guaranty will be replaced with a new guaranty of the same nature, on assets and in the same class, as can be seen from Clause Seventh of the concurso mercantil agreement.

SIXTH. As a result, the Court approves the proposed agreement, with the following text:

FIRST. The parties acknowledge that the COMPANY only owes the CREDITORS the IDENTIFIED DEBTS, plus accrued interest and other accessory charges contemplated in the corresponding documentation.

The parties agree that the debts for principal with respect to the IDENTIFIED DEBTS shall be amended, to coincide with the amounts which for this same item are determined in the allowance, classification and priority judgment in the CONCURSO MERCANTIL.

SECOND. The parties agree to the payment and/or novation of the IDENTIFIED DEBTS and the interest which has accrued on them, whether regular or arrears, with forgiveness and grace periods with respect to some of them, under the terms of the following clauses.

THIRD. Insofar as the creditors of the aforementioned “Tranche A” of the Credit Agreement (hereinafter “TRANCHE A OF THE CREDIT AGREEMENT”), the parties agree the following:

3.1         The parties recognize a lump-sum debt of the COMPANY in favor of the creditors of TRANCHE A OF THE CREDIT AGREEMENT for US$189,805,000.00 ONE HUNDRED EIGHTY-NINE MILLION EIGHT HUNDRED AND FIVE THOUSAND DOLLARS AND 00/100 U.S. Currency) as principal, with respect to which no forgiveness whatsoever shall

9

be granted for the principal amount owed by the COMPANY to the creditors of TRANCHE A OF THE CREDIT AGREEMENT as a result of entering into and complying with this AGREEMENT.

3.2         A forgiveness of all the interest accrued for any reason, through the date on which this AGREEMENT is approved.

3.3         Payment and/or novation of the original debt for a new debt which contains the forgiveness agreed in paragraph 3.2 above (hereinafter such new debt shall be called the “NEW TRANCHE A DEBT”).

3.4         The NEW TRANCHE A DEBT shall consist in the issuance of bonds (hereinafter the “NEW 2011 BONDS”) for a total principal amount of US$189,805,000.00 (ONE HUNDRED EIGHTY-NINE MILLION EIGHT HUNDRED AND FIVE THOUSAND DOLLARS AND 00/100 U.S. Currency), the general terms of which are established below, with the understanding that the amount of the NEW 2011 BONDS may be reduced as a result of payment of the ADDITIONAL RESTRUCTURING AMOUNT (as such term is defined below):

3.4.1      The COMPANY shall pay the principal amount of the NEW 2011 BONDS in quarterly payments on the dates and for the amounts indicated in the table which is the only appendix to the AGREEMENT starting on the first date that occurs after the 2001 BOND ISSUANCE DATE (as such term is defined below). The NEW 2011 BONDS shall accrue interest at an annual interest rate equal to LIBOR (which is determined pursuant to that agreed in the 2011 BOND ISSUANCE DOCUMENT) plus 4.000% (four percent) from the date on which the NEW 2011 BONDS are issued, which shall be that indicated in the 2011 BOND ISSUANCE DOCUMENT (the “2011 BOND ISSUANCE DATE”) and through March 31, 2011, which shall be paid quarterly and consecutively, by quarters in arrears, on March 31, June 30, September 30, and December 31 of each calendar year from the 2011 BOND ISSUANCE DATE.

3.4.2      The COMPANY may make advance payments at any time without any penalty or premium whatsoever, either for part of the NEW 2011 BONDS, or for the total, at any time prior to the maturity date thereof, at a price equal to (i) 103% (one hundred and three percent) of the unpaid principal which is paid in advance if the payment is made during the period between March 31, 2006 and February 28, 2007; (ii) 102% (one hundred and two percent) of the unpaid principal which is paid in advance if the payment is made during the period between March 31, 2007 and February 29, 2008; (iii) 101% (one hundred and one percent) of the unpaid principal which is paid in advance if the payment is made during the period between March 31, 2008 and February 28, 2009; and (iv) 100% (one hundred percent) of the unpaid principal which is paid in advance if the payment is made after March 31, 2009, in each case with the unpaid accrued interest and additional amounts (if any) on the date such advance payment is made. Pursuant to the 2011 BOND ISSUANCE DOCUMENT, the NEW 2011 BONDS may also be redeemed at the option of the COMPANY, in whole or in part, at a price equal to 100% (one hundred percent) of the unpaid principal amount that is paid in advance plus unpaid interest accrued and additional amounts (if any) on the date on which such payment is made, if certain changes occur in the applicable laws regarding the withholding or deduction of taxes in Mexico in relation to the NEW 2011 BONDS, which increase the amounts payable for this item.

3.4.3      On the 2011 BOND ISSUANCE DATE, the COMPANY shall pay the holders of the NEW 2011 BONDS (i) if the 2011 ISSUANCE DATE occurs on or after June 30, 2006, for each US$1,000.00 (ONE THOUSAND DOLLARS AND 00/100 U.S. Currency) of IDENTIFIED DEBT, an amount equal to the result of subtracting (A) from the amount of interest the NEW 2011 BONDS accrue from March 31, 2006 through the 2001 BOND ISSUANCE DATE as if the NEW 2011 BONDS had been issued on March 31, 2006 (B) the amount of interest accrued with respect to TRANCHE A OF THE CREDIT AGREEMENT and paid to the holders of the NEW 2011 BONDS from March 31, 2006 to the 2011 BOND ISSUANCE DATE; and (ii) if the 2011 BOND ISSUANCE DATE occurs on or after December 31, 2006, an amount equal to the amount of quarterly payments of the principal amount which otherwise would have occurred prior

10

to the 2011 BOND ISSUANCE DATE, with respect to the NEW 2011 BONDS, if they are issued (hereinafter, all the items described above, the “ADDITIONAL RESTRUCTURING AMOUNT”).

The ADDITIONAL RESTRUCTURING AMOUNT effectively paid by the COMPANY, as principal, but not interest, shall reduce the amount of the NEW 2011 BONDS.

If the allocation of NEW 2011 BONDS or payment of the ADDITIONAL RESTRUCTURING AMOUNT result, together, in the allocation of fractional- NEW 2011 BONDS to any creditor of TRANCHE A OF THE CREDIT AGREEMENT, the amount of the NEW 2011 BONDS assigned to such creditor of TRANCHE A OF THE CREDIT AGREEMENT shall be rounded upwards to the closest whole number in United States dollars.

3.5         Pursuant to all prior agreements, the COMPANY and Law Debenture Trust Company of New York, in its capacity as trustee in connection with the issuance of the NEW 2011 BONDS (trustee) shall sign an issuance document, known in the English language as a “First Lien Notes Indenture,” and certain related documents, including the necessary bonds or credit instruments, for the issuance of the NEW 2011 BONDS, to which such NEW 2011 BONDS shall be subject, and which shall contain, among other provisions, all the aforementioned agreements and shall meet all the requirements of any applicable law, Mexican or foreign (the “2011 BOND ISSUANCE DOCUMENT”). The terms contained in this AGREEMENT with respect to the NEW 2011 BONDS and the 2011 BOND ISSUANCE DOCUMENT are subject to the terms contained in such instruments and, in case of any omission or conflict, the terms of such instruments shall prevail.

FOURTH. Insofar as the creditors of Tranche B of the CREDIT AGREEMENT (hereinafter “TRANCHE B OF THE CREDIT AGREEMENT”) and the holders of the bonds issued by the COMPANY on July 25, 1997, with maturity on July 15, 2004, which bonds were issued for the total principal amount of US$150,000,000.00 (ONE HUNDRED FIFTY MILLION DOLLARS AND 00/100 U.S. Currency), under the terms of the issuance document, known in the English language as an “Indenture” (hereinafter, the “04 BONDS”), the parties agree the following:

4.1         A forgiveness of 10% (ten percent) of the principal owed with respect to TRANCHE B OF THE CREDIT AGREEMENT and the 04 BONDS, wherefore the parties recognize a lump-sum debt of the COMPANY in favor of the creditors of TRANCHE B OF THE CREDIT AGREEMENT and the holders of the 04 BONDS, of US$203,234,808.60 (TWO HUNDRED THREE MILLION TWO HUNDRED THIRTY-FOUR THOUSAND EIGHT HUNDRED AND EIGHT DOLLARS AND 60/100 U.S. Currency) as a result of entering into and performing this AGREEMENT.

4.2         A forgiveness of all the interest accrued for any reason, through the date on which this AGREEMENT is approved.

4.3         The novation of the original debt with a new debt that includes the forgiveness agreed in paragraphs 4.1 and 4.2 above (hereinafter that new debt shall be called, the “NEW TRANCHE B AND 04 BOND DEBT”).

4.4         The NEW TRANCHE B AND 04 BONDS DEBT shall consist in the bond issuance (hereinafter the “NEW 2012 BONDS”) in the total principal amount of US$203,234,808.60 (TWO HUNDRED THREE MILLION TWO HUNDRED AND THIRTY-FOUR THOUSAND EIGHT HUNDRED AND EIGHT DOLLARS AND 60/100 U.S. Currency), the general terms of which are established below, with the understanding that the amount of the NEW 2012 BONDS may be increased as a result of the capitalization of the RESTRUCTURING PAYMENT (as such term is defined below):

11

4.4.1      The COMPANY shall pay the principal amount of NEW 2012 BONDS in a single exhibition which shall be due and payable on March 31, 2012. The NEW 2012 BONDS shall accrue interest at an annual interest rate equal to 10% (ten percent) from the date on which the NEW 2012 BONDS are issued which shall be that indicated in the 2012 BOND ISSUANCE DOCUMENT (THE “2012 BOND ISSUANCE DATE”) through March 31, 2012, which shall be paid semiannually and consecutively, by half-years in arrears, on June 30 and December 31 of each calendar year, starting on the first of those dates that occurs after the 2012 BOND ISSUANCE DATE, with the understanding that the interest shall be paid in cash and, at the option of the COMPANY, 30% (thirty percent) thereof may be capitalized, pursuant to the terms of the 2012 BOND ISSUANCE DOCUMENT.

4.4.2      The COMPANY may make advance payments at any time, without any penalty or premium whatsoever, either for part of the NEW 2012 BONDS, or for the total thereof, at any time prior to the maturity date thereof, at a price equal to 100% (one hundred percent) of the unpaid principal amount that is paid in advance together with the unpaid interest accrued and additional amounts (if any) on the date when such advance payment is made.

4.4.3      On the 2012 BOND ISSUANCE DATE, the COMPANY shall pay the holders of the NEW 2012 BONDS, if the 2012 BOND ISSUANCE DATE occurs on or after June 30, 2006, for each US$900.00 (NINE HUNDRED DOLLARS AND 00/100 U.S. Currency) of IDENTIFIED DEBT an amount equal to the result of subtracting from the amount of interest that the NEW 2012 BONDS accrued from March 31, 2006 through the 2012 BOND ISSUANCE DATE, if such NEW 2012 BONDS were issued on March 31, 2006, the amount of interest accrued with respect to TRANCHE B OF THE CREDIT AGREEMENT and the 04 BONDS and paid to the respective holders after March 31, 2006 and though the 2012 BOND ISSUANCE DATE through the 2012 BOND ISSUANCE DATE (hereinafter the “RESTRUCTURING PAYMENT”); with the understanding that the COMPANY shall have the option to capitalize 30% of the RESTRUCTURING PAYMENT, in which case the amount of the new 2012 BONDS shall be increased by the capitalized amount.

If the allocation of NEW 2012 BONDS or the payment or capitalization of the RESTRUCTURING PAYMENT results, together, in the allocation of fractioned NEW 2012 BONDS to any creditor of TRANCHE B OF THE CREDIT AGREEMENT or holder of 04 BONDS, the quantity of 2012 NEW BONDS allocated to such creditor of TRANCHE B OF THE CREDIT AGREEMENT or such holder of 04 BONDS shall be rounded upwards to the closest whole number in United States dollars.

Pursuant to all the prior agreements, the COMPANY and Law Debenture Trust Company of New York, in its capacity as representative of the holders of the issuance of the NEW 2012 BONDS (trustee) shall sign an issuance document, known in the English language as a “Second Lien Notes Indenture,” and certain related documents, including the necessary bonds or credit instruments, for the issuance of the NEW 2012 BONDS, to which such NEW 2012 BONDS shall be subject, which shall contain, among other provisions, all the aforementioned agreements and shall meet all the requirements of any applicable law, Mexican or foreign (the “2012 BOND ISSUANCE DOCUMENT”). The terms contained in this AGREEMENT with respect to the NEW 2012 BONDS and the 2012 BOND ISSUANCE DOCUMENT are subject to the terms contained in such instruments and, in case of any omission or conflict, the terms of such instruments shall prevail.

FIFTH. Both the NEW 2011 BONDS and the NEW 2012 BONDS the bonds shall be guaranteed by different subsidiaries of the COMPANY in the capacity as guarantors or under similar terms, for the real guaranties described in Clause Seventh of this AGREEMENT and pursuant to the terms of each one of the applicable guaranty agreements, with the priority indicated in such Clause Seventh and in the corresponding documentation.

SIXTH. The parties agree that:

12

6.1         The recordation of the mortgage established pursuant to certified document no. 5,114 dated July 25, 1997, granted before Francisco I. Hugues Vélez, Esq., Notary Public No. 212, as it has been amended through the first amendment agreement dated April 15, 1999, as contained in certified document no. 8,824 of the same date, granted before the aforementioned Notary Public and through a second amendment agreement dated March 29, 2001, as contained in certified document no. 13,196 of that same date, granted before such Notary Public, on the assets therein indicated, recorded in the Public Property and Commercial Registry of the Federal District under commercial folio numbers 129279, 126502, 168528, 177150, 120042, and 132047 of the corresponding mortgagors therein indicated, shall be canceled once the MORTGAGE (as such term is defined in Clause Seventh of this AGREEMENT) is duly recorded in the corresponding Public Property and Commercial Registry, with the priority indicated in Clause Seventh of this AGREEMENT.

6.2         The recordation of the mortgage established through certified document no. 6,283 of April 30, 2002, granted before Francisco I. Hugues Vélez, Esq., Notary Public No. 212, on the assets therein indicated, recorded in the Public Property and Commercial Registry of the Federal District of the corresponding mortgagors, shall be canceled once the MORTGAGE is duly recorded in the corresponding Public Property and Commercial Registry, with the priority indicated in Clause Seventh of this AGREEMENT (hereinafter the mortgage cited in paragraph 6.1, above, and the mortgage herein cited, shall be called, jointly, the “EXISTING MORTGAGE”).

6.3         The recordation of the lien established through a lien agreement dated July 25, 1997, entered into by and between Grupo Iusacell, S.A. de C.V. and the subsidiaries of Grupo Iusacell, S.A. de C.V. indicated in table I of such agreement in the capacity as debtors of a secured credit and The Chase Manhattan Bank in the capacity as guaranty agent, on the shares therein described, shall be canceled simultaneously with the recordation of the LIEN ON SHARES (as such term is defined in Clause Seventh of this AGREEMENT) in the shareholders registry corresponding to each one of the issuers whose shares are covered by a lien (hereinafter “EXISTING SHARE LIEN”).

6.4         The recordation of the lien established through a lien agreement dated July 25, 1997, entered into by and between Grupo Iusacell, S.A. de C.V. in the capacity as debtor of a secured credit and The Chase Manhattan Bank in the capacity as administrative and guaranty agent, on the use and exploitation of the trademarks therein indicated recorded with the Mexican Institute of Industrial Property, shall be canceled once the LIEN ON TRADEMARKS (as such term is defined in Clause Seventh of this AGREEMENT) is duly recorded with the Mexican Institute of Industrial Property (hereinafter the “EXISTING TRADEMARK LIEN” and together with the EXISTING MORTGAGE and the EXISTING SHARE LIEN, they shall be called the “OLD GUARANTIES”) and in their stead establish those indicated in Clause Seventh of this AGREEMENT.

SEVENTH. With respect to the guaranty to pay the restructured debts, the parties agree the following:

7.1         The exact and timely performance of the principal amount, interest, and additional amounts, if any, with respect to the NEW 2011 BONDS, whose payment terms have been agreed by the parties under the terms established in Clause Third of this AGREEMENT, and specified in a binding fashion under the terms of the NEW 2011 BONDS and the 2011 BOND ISSUANCE DOCUMENT, as well as the performance of the obligations of the COMPANY derived from the 2011 BOND ISSUANCE DOCUMENT which is signed under the terms of the provisions of such Clause Second, shall be guaranteed by:

7.1.1      A first mortgage on the rights, privileges, and interests of the COMPANY and its Restricted Subsidiaries (as such term is defined in the 2011 BOND ISSUANCE

13

DOCUMENT) derived from and pursuant to the following, in accordance with the terms of Articles 92, 93, 94, and other applicable provisions of the General Communications Media Act:

(a)          the Concessions (as such term is defined in the 2011 BOND ISSUANCE DOCUMENT) and any Additional Concession (as such term is defined in the 2011 BOND ISSUANCE AGREEMENT);

(b)          all the communications routes with respect to the Concessions, which term includes, without limitation, all buildings and built civil works in relation to the installation and operation of the cellular telephone system derived from the Concessions and any Additional Concession and, in general, all those goods and other properties built or used for the operation thereof;

(c)          all the goods (chattels and real property) used or acquired in the future in relation to the construction, exploitation, repair, renovation, and upkeep of the cellular telephone communications business of the COMPANY and its Restricted Subsidiaries (as such term is defined in the 2011 BOND ISSUANCE ACT);

(d)          all accounts receivable, booked assets and other intangible assets, present or future, received or acquired by, or belonging to, the COMPANY or any Restricted Subsidiary (under any commercial name, name or division thereof), even if they arise from the alienation of assets or of services provided by the COMPANY and its Restricted Subsidiaries, together with all the amounts owed or payable to the COMPANY and its Restricted Subsidiaries pursuant to agreements for the alienation of assets or provision of services oral or written) by the COMPANY and its Restricted Subsidiaries (accrued or as yet unaccrued, which currently exist or may be entered into later);

(e)          all rights of any class granted by any third party, including the rights pursuant to agreements for the use of communications rights;

(f)           all the cash, Cash Equivalents (as such term is defined in the 2011 BOND ISSUANCE DOCUMENT) of the COMPANY and its Restricted Subsidiaries (including the cash and Cash Equivalents which are maintained in any account pursuant to the 2011 BOND ISSUANCE DOCUMENT) and any investment which, at any time, is deposited in such account;

(g)          all the results of any insurance, indemnification, or guaranty payable at any time to the COMPANY and to its Restricted Subsidiaries with respect to the mortgaged assets;

(h)          all those amounts paid or payable at any time to the COMPANY and to its Restricted Subsidiaries in relation to the mortgaged assets;

(i)           all payments (in any form) made or due and payable at any time to the COMPANY and to its Restricted Subsidiaries in relation to any expropriation, seizure, auction, or confiscation by any governmental authority, in relation to the mortgaged assets;

(j)           Any Replaced Asset (as such term is defined in the 2011 BOND ISSUANCE DOCUMENT);

(k)          Any residual right which the COMPANY and its Restricted Subsidiaries have over the Securitizable Assets (as such term is defined in the 2011 BOND ISSUANCE DOCUMENT) which may remain in the possession of the COMPANY and its Restricted Subsidiaries, as the case may be, with respect to a Qualified Securitization Transaction (as such term is defined in the 2011 BOND ISSUANCE DOCUMENT); and

14

(l)           Any other asset used in relation to the cellular telephone business of the COMPANY (hereinafter the “MORTGAGE”).

7.1.2      A lien on all accounts receivable, booked assets, and other intangible assets, present or future, received or acquired by, or belonging to the COMPANY and any Restricted Subsidiary that is not concessionaire of a concession to provide cellular telephony service (under any commercial name, name, or division thereof), even if they arise from the alienation of assets or from services provided by the COMPANY and such Restricted Subsidiaries, together with the amounts owed or payable to the COMPANY and to such Restricted Subsidiaries pursuant to the agreements for the alienation of assets or the provision of services (oral or written) by the COMPANY and such Restricted Subsidiaries (accrued or as yet unaccrued, which currently exist or which are entered into later) (hereinafter “LIEN ON ACCOUNTS RECEIVABLE”);

7.1.3.     A lien on the shares of the capital stock of any Restricted Subsidiary owned by the COMPANY or by a Restricted Subsidiary and any dividend, cash, instruments, or any other asset which from time to time is received, subject to being received, or otherwise distributed with respect to such shares (hereinafter the “LIEN ON SHARES”); and

7.1.4.     A lien on the trademarks owned by the COMPANY and its Restricted Subsidiaries (hereinafter the “LIEN ON TRADEMARKS”).

The terms of this AGREEMENT are subject, in all cases, to the more specific terms of the instruments described in sections 7.1.1 to 7.1.4 above. In any case of conflict or omission among the terms of such instruments and the terms of this AGREEMENT, the terms of such instruments shall prevail.

7.2         The exact and timely performance of the principal amount, interest and additional amounts, if any, with respect to the NEW 2012 BONDS, whose payment terms have been agreed by the parties under the terms of the provisions of Clause Fourth of this AGREEMENT, and specified in a binding fashion under the terms of the NEW 2012 BONDS and the 2012 BOND ISSUANCE AGREEMENT, as well as performance of the obligations of the COMPANY derived from the 2012 BOND ISSUANCE DOCUMENT which is signed under the terms of the provisions of such Clause Second, shall be guaranteed by (i) a second mortgage established as stipulated in the General Communications Media Act and other applicable legislation, with respect to the assets encumbered under the terms of the MORTGAGE; (ii) a second lien with respect to the assets pledged in the LIEN ON ACCOUNTS RECEIVABLE; (iii) a second lien with respect to the assets pledged in the LIEN ON SHARES; and (iv) a second lien with respect to the LIEN ON TRADEMARKS.

7.3         The MORTGAGE, the LIEN ON ACCOUNTS RECEIVABLE, the LIEN ON SHARES, and the LIEN ON TRADEMARKS shall be established through a mortgage agreement and lien agreements, respectively, whose drafts, at the appropriate time, shall be exhibited as part of the CONCURSO MERCANTIL together with a translation into Spanish of the 2011 BOND ISSUANCE DOCUMENT and the 2012 BOND ISSUANCE DOCUMENT, which may undergo changes agreed by the COMPANY and its CREDITORS who sign this AGREEMENT, with the understanding that such changes shall not have a material adverse effect on the rights and obligations of the CREDITORS and in no case may they modify the amount, term, interest rate of, and guaranty on the NEW 2011 BONDS and the NEW 2012 BONDS.

EIGHTH. With respect to the COMPANY’s recognized creditors with a real guaranty who do not sign this AGREEMENT, based on the MEXICAN BUSINESS REORGANIZATION ACT the parties state and agree the following:

8.1         Under the terms of Article 157 of Mexican Business Reorganization Act, the concurso mercantil agreement will be effective once signed by the COMPANY and its recognized

15

creditors with a real guaranty representing more than 50% of the sum of the amount allowed for all such creditors in virtue of the fact that it constitutes payment of the amount of the OLD GUARANTIES.

This AGREEMENT is signed by the COMPANY and, as the COMPANY evidenced in its representations, by more than 50% of the amount allowed for all its creditors with a real guaranty.

8.2         Pursuant to the provisions of the MEXICAN BUSINESS REORGANIZATION ACT, recognized creditors with a real guaranty who do not sign the AGREEMENT shall lose their rights with respect to the OLD GUARANTIES and the right to execute them and they shall be deemed paid in virtue of the fact that this AGREEMENT stipulates that the NEW 2011 BONDS and the NEW 2012 BONDS constitute payment of the amount of their OLD GUARANTIES.

8.3         The COMPANY’s recognized creditors with a real guaranty who do not sign the AGREEMENT had their credits guarantied with the OLD GUARANTIES. The parties agree that the OLD GUARANTIES has for each one of its creditors, the same value as each one of them shall obtain through the restructuring of their credits agreed to in this AGREEMENT, pursuant to the following:

8.3.1.     The OLD GUARANTIES are indivisible, inasmuch as they are a general mortgage on all the assets of the COMPANY and a lien on the shares and trademarks owned by the COMPANY, wherefore, their disposal requires at least the consent of the majority of the IDENTIFIED DEBTS.

8.3.2      The transactions agreed in this AGREEMENT imply, among other things, the cancellation of the OLD GUARANTIES (for which the recognized creditors with a real guaranty are responsible) in exchange for the issuance of the NEW 2011 BONDS and the NEW 2012 BONDS and the establishment of the new guaranties cited in Clause Seventh of this AGREEMENT (for which the COMPANY is responsible).

8.3.3      The transactions contained within the AGREEMENT represent the best arrangement possible for all recognized creditors with a real guaranty.

Also for the majority of creditors with a real guaranty and creditors of the OLD GUARANTIES (who specifically are the CREDITORS), the transactions contained in this AGREEMENT represent their best arrangement possible with respect to the COMPANY.

8.3.4      Therefore, the highest value possible for the OLD GUARANTIES is that which is obtained by execution of the transactions contained in the AGREEMENT, that is to say, through its extinguishment in exchange for the issuance of the NEW 2011 BONDS and the NEW 2012 BONDS and the establishment of new guaranties under the terms of the provisions of Clause Seventh of this AGREEMENT.

8.4         Under the terms of the aforesaid, the COMPANY shall pay recognized creditors with a real guaranty the highest possible value for the OLD GUARANTIES through the cancellation of their allowed debts, the issuance in their favor of the NEW 2011 BONDS and the NEW 2012 BONDS and the establishment in their favor of the new guaranties described in Clause Seventh of this AGREEMENT.

8.5         Consequently, the transactions contained in this AGREEMENT shall take effect for all recognized creditors with a real guaranty, including for those who do not sign it, from the effective date of this AGREEMENT.

16

NINTH. The rest of the CREDITORS, who are unsecured in nature, take a forgiveness on all the interest which is owed to them to date, regular and arrears, and on 90% of the capital, plus a grace period of ten years for payment of the principal, converted into UDIs.

TENTH. With respect to the unsecured creditors of the COMPANY who are allowed as part of the CONCURSO MERCANTIL and who do not sign this AGREEMENT, based on the Mexican Business Reorganization Act, the parties state and agree the following:

10.1       The unsecured creditors who accepted the forgiveness, grace periods and concessions under the terms of the provisions of Clause Ninth of this AGREEMENT, and who signed it represent more than 30% (thirty percent) of the total unsecured debt which shall be allowed for which the COMPANY is responsible.

10.2       Therefore and based on Article 159 of the Mexican Business Reorganization Act, the parties stipulate that the unsecured creditors who are allowed within the CONCURSO MERCANTIL and who do not sign this AGREEMENT, shall receive the same forgiveness and grace periods as are agreed in this AGREEMENT with respect to the rest of the unsecured debts of the COMPANY.

ELEVENTH. The parties agree that any creditor who is identified by the COMPANY or who is allowed within the CONCURSO MERCANTIL may at any time sign this AGREEMENT.

TWELFTH. Inasmuch as the COMPANY does not have past-due labor or tax debts, the parties do not make any payment whatsoever in that regard.

THIRTEENTH. The parties agree that the establishment of reserves by the COMPANY is not required, given that it has no challenges against it pending resolution or tax credits existing or pending determination.

FOURTEENTH. The parties agree that the fees of the CONCILIATOR shall be paid by the COMPANY once the Court approves his report within the CONCURSO MERCANTIL.

FIFTEENTH. For all matters related to the interpretation and performance of this agreement the parties irrevocably submit themselves to the competence of the Seventh District Civil Court of the First Circuit and to the jurisdiction of the CONCURSO MERCANTIL to resolve any dispute that derives from this AGREEMENT or its performance waiving any other forum which might appertain to them by reason of their present or future domiciles or for any other cause.

SIXTEENTH. The parties indicate as domiciles for any notification derived from any act derived from this AGREEMENT, such as each one indicated to hear and receive notifications within the CONCURSO MERCANTIL.

SEVENTEENTH. The parties agree that this AGREEMENT shall take effect from the date on which: (i) with respect to each CREDITOR, its credit is allowed by the Seventh District Civil Court of the First Circuit within the CONCURSO MERCANTIL, after in the allowance, classification and priority of credits order within the CONCURSO MERCANTIL; (ii) its approval by the Seventh District Civil Court of the First Circuit within the CONCURSO MERCANTIL, after all the legal proceedings, including the correct holding of such hearings as the Court orders; (iii) the NEW 2011 BONDS and the NEW 2012 BONDS are issued, the amounts cited in Clauses Third paragraph 3.4.3 and Fourth paragraph 4.4.3 of this AGREEMENT and the guaranties indicated in Clause Seventh of this AGREEMENT have been paid and the guaranties indicated in Clause Seventh of this AGREEMENT have been granted, perfected; (iv) the first certified copy of the certified document which contains the establishment of the MORTGAGE has been submitted for recordation in the Public Property and Commercial Registry corresponding to that of the corporate domicile of each of the mortgagors; (v) the lien agreement which contains the

17

establishment of the LIEN ON ACCOUNTS RECEIVABLE has been submitted for recordation in the corresponding Public Commercial Registries; (vi) the lien agreement which contains the establishment of the LIEN ON TRADEMARKS, has been submitted for recordation at the Mexican Institute of Industrial Property; and (vii) the LIEN ON SHARES has been recorded in the corresponding shareholders registry of each one of the issuers whose shares are subject to a lien; with the understanding, however, that the real guaranties that the agreements indicated in paragraphs (iv), (v) (vi), and (vii), above, replace, shall only be canceled once the guaranties indicated in Clause Fourth of this AGREEMENT are duly perfected.

EIGHTEENTH. The parties agree that once the AGREEMENT is signed, it shall be presented to the Conciliator of the CONCURSO MERCANTIL, for him, at the appropriate procedural moment, to sign it and process it pursuant to the law.

NINETEENTH. The parties agree that once the decision on the allowance, classification and priority of the credits within the CONCURSO MERCANTIL has been issued, a certified copy thereof shall be added as an appendix to the AGREEMENT...”

SEVENTH. Under the terms of the provisions of Article 165 of the Mexican Business Reorganization Act, the approved agreement acquires the nature of a judgment and binds the company and all general creditors who were allowed with the class of unsecured, creditors who were allowed with the class of real guaranty if they signed the agreement, to those whom reference is made in Preamble Clause FOURTH, that the concurso mercantil proceeding stipulates for such credits the guaranty of payment of the debts, as noted in the clauses of the agreement in reference.

With respect to the creditors of a class other than those indicated in the preceding paragraph, they are also included in the agreement in view of the fact that they form an integral part of it pursuant to Article 153 of the law in reference, as is the allowed credit of the conciliator.

With respect to recognized creditors of the real guaranty class, who did not sign the agreement, they reserve their rights under the terms of the provisions of Articles 160 and 213 of the Mexican Business Reorganization Act.

EIGHTH. As ordered in Articles 166 and 262, Section I, the concurso mercantil proceeding of the company GRUPO IUSACELL CELULAR, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE, is terminated, and the Conciliator ENRIQUE ESTRELLA MENENDEZ ceases to hold office. As a result, the Conciliator shall cancel, within a period of five business days, the registry entries made at the time the concurso mercantil was declared, which may have been made in the public records; for this, it is ordered that official correspondences and the necessary certified copies be made available to him.

NINTH. This judgment shall be noticed by a list which is published on the notice board of the Court, as ordered in Article 265 of the Mexican Business Reorganization Act.

In view of the aforesaid and as reasoned, it is:

18

RESOLVED:

FIRST. This District Court approves as a final judgment, executed with the authority of a res judicata, the agreement presented to that end, signed by the participant in the concurso mercantil, GRUPO IUSACELL CELULAR, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE, and the creditors indicated in Preamble Clause FOURTH, with the text described in Preamble Clause SIXTH.

SECOND. The approved agreement binds the creditors indicated in Preamble Clause SEVENTH.

THIRD. The Conciliator is ordered to cancel the registry entries for the concurso mercantil decision within a period of five business days and, to that end, the official correspondence and certified copies required shall.

FOURTH. The concurso mercantil proceeding against the company GRUPO IUSACELL CELULAR, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE is terminated, and as a result, the concurso mercantil bodies cease operation.

FIFTH. Notify by a list that is published on the notice board of the Court, as ordered in Article 265 of the Mexican Business Reorganization Act.

So decided and signed by Concepción Martín Argumosa, Esq., Judge of the Seventh Civil District Court of the Federal District, before the authorizing Clerk, so sworn, today July 9, 2007, the date on which the work of the court allowed its issuance. So sworn.

C.M. COMBINED 107/2006-I

AAS/ncl*

19